Exhibit 99.1
Network Communications, Inc. Reports Fiscal Year 2008
Second Quarter Results

	Second Quarter

Revenue	$56.0	million

Operating Profit	$8.0	million

Net Loss	$(1.9)	million

EBITDA[1]	$13.6	million

LAWRENCEVILLE, GA, October 16, 2007 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended September 9, 2007. The Company reported revenues of $56.0 million, up 15.3% from the same period in fiscal year 2007. Operating profit was $8.0 million, an increase of 65.9% compared to the $4.8 million from the same period last year. For the quarter, net loss was $(1.9) million compared to a net loss of $(1.2) million in the same period last year. EBITDA for the second quarter increased by $1.9 million or 16.1% from $11.7 million in fiscal year 2007 to $13.6 million in fiscal year 2008.
“The real estate market continued to experience deteriorating fundamentals during our second quarter which negatively impacted revenue from The Real Estate Book and Unique Homes brands” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc. “Despite these challenges, we were able to grow both revenue and EBITDA in the quarter due to sustained strong performance from our Apartment Finder brand and the contribution from strategic acquisitions made in fiscal 2007 and fiscal 2008. We continued to invest in our online operations during the quarter and expanded our business by opening two new markets and closing on two acquisitions.”
Financial Highlights
FISCAL YEAR 2008 SECOND QUARTER
Revenue: Second quarter revenue was $56.0 million, an increase of 15.3% from revenue of $48.6 million in the same period of fiscal year 2007. Revenue from our resale and new sales product area was $29.4 million, an increase of $0.7 million or 2.3% compared to $28.8 million in the same period of fiscal 2007. The Real Estate Book (“TREB”) had revenue of $22.0 million for the quarter which was down $2.0 million or 8.3% from the prior year quarter. Revenue for our Unique Homes publication was $1.4 million for the quarter, down $0.2 million or 12.5% from the second quarter of fiscal year 2007. By Design Publishing, a custom publisher that we acquired during the second quarter of fiscal 2008, contributed $2.4 million of revenue. Rental and leasing product area revenue increased by $4.4 million or 32.3% compared to fiscal year 2007. Apartment Finder (“AF”) posted revenue growth of $4.7 million or 40.2% due to strong growth in ad pages in our existing markets, and the contribution of twelve apartment publications acquired in fiscal years 2007 and 2008. This growth was partially offset by a year-over-year decline in Black’s Guide revenue. The remodeling and home improvement product area posted revenue of $8.6 million, an increase of $2.4 million, or 38.7%, compared to the prior year period. The revenue growth was the result of growth in our core publications as well as an expansion of our home improvement product and the acquisition of titles serving the New England and St. Louis markets completed in the first quarter of fiscal year 2008. Second quarter revenue, excluding our fiscal 2007 and fiscal 2008 acquisitions, was $49.1 million, an increase of 1.0% compared to fiscal 2007.
Operating Profit: Second quarter fiscal 2008 operating profit was $8.0 million, an increase of 65.9% compared to an operating profit of $4.8 million in the same period of fiscal 2007. The increase resulted from revenue growth and a decline in depreciation expense partially offset by increases in labor, production, distribution and amortization expenses related to our existing and acquired markets as well as investment initiatives in our online operations and new market start-ups.

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Network Communications, Inc. Reports fiscal year 2008 Second Quarter Results—page 2
Depreciation and amortization expense for the second quarter of fiscal 2008 was $5.5 million, a decrease of $1.3 million compared to $6.8 million in the same period of fiscal 2007. The decrease resulted from software assets becoming fully depreciated during fiscal 2007 and fiscal 2008.
Net Loss: Second quarter net loss was $(1.9) million compared to a net loss of $(1.2) million in the same period of fiscal year 2007. The year-over-year improvement from higher revenue and increased operating profit was offset by an increase in interest expense primarily due to the write-off of $3.7 million in deferred financing costs resulting from our refinancing in July 2007.
Discontinued Operations: The Company entered into an asset purchase agreement during the second quarter of fiscal year 2007 to sell its Corporate Choices magazine. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA1: EBITDA for the second quarter was $13.6 million, an increase of $1.9 million, or 16.1%, from the $11.7 million a year ago. Second quarter EBITDA, excluding our fiscal 2007 and fiscal 2008 acquisitions, was $11.5 million, a decrease of 2.2% compared to the same period in fiscal 2007.
Cash Flow: Network Communications, Inc. generated $12.0 million in cash from operations during the second quarter compared to $10.0 million in the same period of fiscal year 2007. Cash capital spending was $1.3 million in the 2008 second quarter, a decrease of $0.2 million from the $1.5 million in cash capital spending during the same period in fiscal 2007. The Company also funded $20.4 million of acquisitions in the quarter. The Company ended the quarter with a cash balance of $6.3 million.

 Network Communications, Inc.
 Condensed Consolidated Statements of Operations
 (unaudited, in thousands)

	Quarter ended			Six Periods ended
	9/9/07	9/10/06	Change	9/9/07	9/10/06	Change
Revenue	$56,013	$48,564	15.3%	$109,511	$96,234	13.8%

Operating expenses	47,974	43,717	9.7%	94,522	86,824	8.9%

Operating profit	8,039	4,847	65.9%	14,989	9,410	59.3%

Other expense:
Interest expense, net	(10,632)	(6,504)	63.5%	(17,382)	(12,882)	34.9%
Unrealized loss on derivatives	—	(13)	—	—	(5)	—
Other (expense) income, net	(29)	26	—	(17)	16	—

Loss from continuing operations before income taxes	(2,622)	(1,644)	59.5%	(2,410)	(3,461)	-30.4%

Income tax benefit	(740)	(560)	32.1%	(668)	(1,201)	-44.4%

Net loss from continuing operations	(1,882)	(1,084)	73.6%	(1,742)	(2,260)	-22.9%

Discontinued operations:
Income from discontinued operations, net of applicable income tax expense	—	35	—	—	9	—
Loss on disposal of discontinued operations of $205, net of applicable income tax benefit of $84	—	(121)	—	—	(121)	—

Net loss	$(1,882)	$(1,170)	60.9%	$(1,742)	$(2,372)	-26.6%

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Network Communications Inc. Reports fiscal year 2008 Second Quarter Results—page 3

 Network Communications, Inc.
 EBITDA1 Reconciliation
 (unaudited, in thousands)

	Quarter ended		Six Periods Ended
	9/9/07	9/10/06	9/9/07	9/10/06
Net loss	$(1,882)	$(1,170)	$(1,742)	$(2,372)

Loss on disposal of discontinued operations	—	205	—	205

Unrealized loss on derivatives	—	13	—	5

Loss on disposal of fixed assets	45	—	45	—

Depreciation	1,594	3,392	2,970	6,733

Amortization	3,955	3,395	7,665	6,999

Interest expense, net	10,632	6,504	17,382	12,882

Income tax benefit [2]	(740)	(619)	(668)	(1,279)

EBITDA[1]	$13,604	$11,720	$25,652	$23,173

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax benefit reflects the net of tax expense and tax benefit attributable to continuing operations and discontinued operations.

 Network Communications, Inc.
 Revenue Summary by Area
 (unaudited, in thousands)

	Quarter ended			Six Periods ended
	9/9/07	9/10/06	Change	9/9/07	9/10/06	Change
Revenue

Resale and new sales	$29,427	$28,762	2.3%	$57,759	$57,816	-0.1%

Rental and leasing	18,012	13,619	32.3%	34,934	26,549	31.6%

Remodeling and home improvement	8,574	6,183	38.7%	16,818	11,869	41.7%

Total	$56,013	$48,564	15.3%	$109,511	$96,234	13.8%

Network Communications, Inc. Reports fiscal year 2008 Second Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2008 second quarter results on Wednesday, October 17, 2007, at 10:00 a.m. EST. The conference call number is (888) 554-7613 if you are in the U.S., or (706) 679-7698 if you are outside the U.S. The conference ID is 19641920. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 19641920. The call will be available for 10 days from the date of the call.
ABOUT NETWORK COMMUNICATIONS, INC.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The company was acquired by Citigroup Venture Capital Equity Partners, L.P. and its affiliated funds in January of 2005. Its magazines are read by over 12 million readers in over 650 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, and Mountain Living, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 25, 2007 (SEC File No. 333-134701).
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com